Exhibit 10.1

Muzinich Direct Lending Adviser, LLC

450 Park Avenue

New York, New York 10022

December 26, 2025

Jeffrey Youle

Chief Executive Officer

Muzinich Corporate Lending Income Fund, Inc.

450 Park Avenue

New York, New York 10022

Re:	Fee Waiver Letter

Dear Mr. Youle:

The purpose of this fee waiver letter (the “Fee Wavier Letter”) is to waive a certain amount of the Base Management Fee payable under the Investment Advisory Agreement (the “Advisory Agreement”), dated September 14, 2023, by and between Muzinich Corporate Lending Income Fund, Inc. (the “Company”) and Muzinich Direct Lending Adviser, LLC (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Advisory Agreement.

Effective as of October 1, 2025 (the “Effective Date”) through the quarter ending March 31, 2026 (the “Termination Date”), the Adviser hereby agrees to calculate the Base Management Fee in the manner set forth below, and to waive such portion of the Base Management Fee that is in excess of the Reduced Base Management Fee (as defined below) that the Adviser would otherwise be entitled to receive under the Advisory Agreement.

Pursuant to the Advisory Agreement, the Base Management Fee is payable quarterly in arrear at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable quarter. Such amount shall be appropriately adjusted (based on the number of days actually elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases by the Company during a calendar quarter. The Base Management Fee for any partial quarter shall be appropriately pro-rated (based on the number of days actually elapsed relative to the total number of days in such quarter). “Net assets” for purposes of calculating the Base Management Fee means the Company’s total assets less liabilities determined on a consolidated basis in accordance with United States of America (“GAAP”).

As of the Effective Date, and through the Termination Date, the Base Management Fee shall be payable quarterly in arrear at an annual rate of 0.95% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable quarter (the “Reduced Base Management Fee”). The Reduced Base Management Fee shall be appropriately adjusted (based on the number of days actually elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases by the Company during a calendar quarter. The Reduced Base Management Fee for any partial quarter shall be appropriately pro-rated (based on the number of days actually elapsed relative to the total number of days in such quarter). “Net assets” for purposes of calculating the Reduced Base Management Fee means the Company’s total assets less liabilities determined on a consolidated basis in accordance with GAAP.

For the avoidance of doubt, the purpose of this Fee Waiver Letter is to reduce the Base Management Fee payable to the Adviser by the Company for the fiscal quarters ending December 31, 2025, and March 31, 2026.

Unless the Adviser, in its sole discretion, decides to extend the term of this Fee Waiver Letter, and assuming the Advisory Agreement remains in effect, beginning with the first calendar day of the quarter ending June 30, 2026, the Company will pay the Adviser a Base Management Fee that complies with the terms of the Advisory Agreement. This Fee Waiver Lee does not modify the calculation of the Incentive Fees payable under the Advisory Agreement.

[Signature page to follow]

Sincerely yours,

Muzinich Direct Lending Adviser, LLC

By:	/s/ Paul Fehre
	Name:	Paul Fehre
	Title:	Director and Chief Operating Officer